Exhibit 23.1



                CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Colonial Properties Trust on Form S-8 related to certain restricted shares and stock options filed on September 29, 1994; Form S-3 related to the Shelf Registration filed on January 8, 1997; Form S-3 related to the Shelf
Registration filed on November 21, 1997; Form S-3 related to the Dividend Reinvestment Plan filed on April 11, 1995, as amended; Form S-8 related to the registration of common stock issuable under the Colonial Properties Trust 401(K)/Profit-Sharing Plan filed on October 15, 1996; Form S-8 related to the
Employee Share Purchase Plan filed on May 15, 1997; Form S-8 related to the Non-employee Trustee Share Plan filed on May 15, 1997; and Form S-8 related to changes to the First Amended and Restated Employee Share Option and Restricted Share Plan and the Non-employee Trustee Share Option Plan, of our report dated January 19, 1998, except for Note 14, as to which the date is February 17, 1998, on our audits of the Consolidated Financial Statements and Financial Statement Schedules of Colonial Properties Trust as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is incorporated by reference in this Form 10-K.


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.
Birmingham, Alabama
March 20, 1998